Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN/SITQ JOINT VENTURE RECAPITALIZES TIMES SQUARE PROPERTY WITH $625 MILLION IN FINANCING

New York, NY – November 15, 2005 – SL Green Realty Corp. (NYSE: SLG) and SITQ, a subsidiary of the Caisse de depot et placement du Québec today announced that they have completed a recapitalization of 1515 Broadway, a midtown Manhattan property acquired by the Venture in May 2002.  The joint venture has obtained $625 million in financing in the form of a three-year loan bearing interest at LIBOR plus 90 basis points from Lehman Brothers and Wachovia Bank, the existing lenders.

In connection with the recapitalization, the property was appraised for approximately $1 billion – more than double the $484 million purchase price paid for the property in 2002.

Located in the heart of Times Square, 1515 Broadway is the home of broadcast media giant Viacom International and subsidiaries Paramount Pictures, Showtime Networks, Infinity Broadcasting and MTV.  The world-famous MTV studios overlook New York’s busiest intersection of retailing, tourism and other businesses.  The 1.75-million-square-foot tower was acquired in 2002 for $276 per foot by the joint venture partners, who then repositioned and upgraded the ground floor retail, to include AEG Live’s Nokia Theatre, Bank of America and Billabong. In addition, the venture leased or renewed over 207,000 square feet of office space, thereby bringing the building’s occupancy to 100 percent and current net operating income to over $50 million per annum.

The recapitalization allows SL Green to exceed the performance thresholds established with SITQ, resulting in an increased economic stake in the property from 55% to approximately 68.5%. SL Green will use its portion of the refinancing proceeds to repay its unsecured revolving credit facility and for general corporate purposes.

Marc Holliday, President & Chief Executive Officer of SL Green commented, “This financing — following the timely acquisition and a successful repositioning and leasing effort — illustrates SL Green’s outstanding track record of identifying and executing on opportunities that will deliver maximum value to our investors.  We intend to continue capitalizing on such opportunities in sectors and locations where we have superior market knowledge and where we have developed strong working relationships with partners who can help us attain the best results.  Our business plan emphasizes “Growth by Design” and we have again demonstrated our ability to deliver on that.”

“Our partnership with SL Green has been very successful and we are very satisfied with this investment in New York, where SITQ wishes to extend its presence”, explained Paul Campbell, President & Chief Executive Officer of SITQ.

Sonnenblick Goldman Company acted as the exclusive financial advisor to the Company in arranging the financing.

SL Green Realty Corp. Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 28 office properties totaling 18.2 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

SITQ Profile

Founded in 1984, SITQ is a real estate investment, management and development firm composed of six financial institutions and pension funds. Its main shareholder, the Caisse de dépôt et placement du Québec, is Canada’s leading fund manager, with net assets of C$102.4 billion. A leader in the Canadian real estate industry, SITQ owns assets of C$6.4 billion consisting of 116 properties (28 million square feet) mainly located in Canada, the US, France and the United Kingdom.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.